PLEXUS CORP.

RESTRICTED STOCK UNIT AGREEMENT

TO: [name]

DATE: [date]

In order to provide additional incentive through stock ownership for certain officers and key employees of Plexus Corp. (the “Corporation”) and its subsidiaries, you (the “Grantee”) are hereby granted a restricted stock unit award (“Award”) effective as of      , 20     (the “Grant Date”). This Award is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2005 Equity Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference.

1. NUMBER OF UNITS

This Restricted Stock Unit Award applies to      shares of the Corporation’s Common Stock, $.01 par value (the “Restricted Stock Units”). The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become vested or have been forfeited.

2. VESTING REQUIREMENTS

[One of the following alternatives shall be designated. If no alternative is designated, Alternative 1 shall apply]:

[ ] Alternative 1: This Award shall become vested in accordance with the schedule set forth below:

Years After
Grant Date	% of Units Becoming Vested
Less than 1	0%

1 but less than 2	Thirty Three and one third percent (33?%)

2 but less than 3	Sixty six and two thirds percent (66?%)

3 but less than 10	One hundred percent (100%)

[ ] Alternative 2: This Award shall become vested in accordance with the schedule established by the Committee at the time of grant and set forth below:

Notwithstanding the foregoing, the Award shall fully vest upon a Change in Control, as defined in the Plan.

3.

RESTRICTED PERIOD

The period of time during which the Restricted Stock Units are forfeitable is referred to as the “Restricted Period.” If your employment with the Corporation or one of its subsidiaries terminates during the Restricted Period for any reason, then the unvested portion of the Award will be forfeited on the date of such termination of employment.

4. RIGHTS DURING RESTRICTED PERIOD

During the Restricted Period, you will not have any right to vote the Restricted Stock Units or to receive credit for cash dividends. You will not be deemed a stockholder of the Corporation with respect to any of the Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to vesting.

5. SETTLEMENT OF RESTRICTED STOCK UNITS

As soon as practicable after the Restricted Stock Units become vested, the Corporation shall issue to you one share of Common Stock for each Restricted Stock Unit which becomes vested.

6. TAX WITHHOLDING

The Corporation shall have the power and right to deduct or withhold, or require you to remit to the Corporation, an amount sufficient to satisfy Federal, state and local taxes required by law to be withheld with respect to issuance of shares under this Agreement. You may make a written election, subject to the approval of the Committee, to satisfy this withholding requirement, in whole or in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum marginal total tax which could be imposed on the transaction.

7. TRANSFER RESTRICTIONS AFTER VESTING

Under applicable securities laws, you may not be able to sell any shares for a period of time after vesting, and you must comply with the Corporation’s Insider Trading Restrictions and Policies (copy attached). The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.

8. NO EMPLOYMENT AGREEMENT INTENDED

Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment between you and the Corporation or its subsidiaries; nor does it give you the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge you at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing, retirement or other benefit plans.

9.

WISCONSIN CONTRACT

This Agreement reflects an Award made in Wisconsin and shall be construed under the laws of that state without regard to the conflict of laws provision of any jurisdiction.

To accept this grant, agreement and other linked materials please logon with your user name and password to www.etrade.com/stockplans.com and select the Stock Options page. This grant will be listed at the bottom of all prior grants and will be labeled in the status column as “Requires Acceptance”. Clicking on this link will take you to the Grant Acceptance page which will allow you to view and print (recommended) all applicable documents related to this grant. To accept the grant and all applicable documents you will type in your password and click accept. By accepting this grant online you acknowledge and accept this grant and the terms and conditions. You also acknowledge receipt of this Restricted Stock Unit Agreement, a copy of the 2005 Equity Incentive Plan, and a copy of the Insider Trading Restrictions and Policies. If this grant is not accepted online within 30 days from the grant date of this Agreement, this Award will be deemed refused and may be withdrawn.

The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

PLEXUS CORP.

By: /s/ Joseph D. Kaufman

Secretary